Exhibit 10.2

Guy A. Di Lella	520 Madison Avenue	221 Main Street
Chief Human Resources Officer	23rd Floor	#1600
	New York, New York 10022	San Francisco, California 94105

tel: +1 650 534 9888
guy.dilella@ca.com

July 22, 2016

Dear Kieran:

We are pleased that you have agreed to serve as interim Chief Financial Officer during this transitional period. We consider your continued service and dedication the Company essential to our future success.

To induce your continued employment and in recognition of your agreement to serve in the interim Chief Financial Role, effectively as of July 26, 2016 (the “Effective Date”), the Company offers you the following:

(a)    Cash Payments. The Company will pay you a total cash bonus of $500,000 as follows: $250,000 on or around the 6-month anniversary of the Effective Date and $250,000 to be paid on around the first anniversary of the Effective date, subject to continued employment on each of the payment dates. Notwithstanding the foregoing, in the event the Company terminates your employment without “cause” (as defined in your offer letter with the Company, dated July 13, 2014, the “Offer Letter”), any installments of these cash payments not already paid to you as of your termination date will be made to you pursuant to the schedule set forth above. If your employment terminates for any other reason, including if you resign, you will forfeit any installments that have not been paid as of your termination date.

(b)    Equity grant: You will receive restricted stock units to be granted as of August 15, 2016 pursuant to the 2011 Incentive Plan with a grant date fair value for accounting purposes under FASB ASC Topic 718 of approximately $500,000, as determined by the Company based on its valuation methodology as of August 15, 2016 (the “RSUs”). The RSUs will vest and be settled in Company common shares as follows: 34% on the first anniversary of the grant date and 33% on each of the second and third anniversaries of the grant date, subject to continued service through each such date, and shall otherwise be governed by the terms set forth in the grant agreement provided by the Company.

All other terms around your employment and current compensation arrangements remain unchanged and will continue to be governed by your Offer Letter. As an interim officer, you will not be eligible for participation in the Executive Severance Policy or the Change in Control Severance Policy. Your employment continues to be at-will, meaning either you or the Company can end your employment at any time, subject to the terms of your Offer Letter and this retention letter.

For the avoidance of doubt, as stated in your Offer Letter, in the event that the Company terminates your employment for any reason other than for “Cause” (as defined in Appendix A), you remain eligible to receive a severance payment in an amount equal to 12 (twelve) months of your annual base salary in effect at the time of your employment termination (the “Severance Payment”), subject to your execution and non-revocation of a release of claims as described in your Offer Letter.

The amounts and benefits provided pursuant to this letter are intended to comply with the short term deferral exception to Section 409A of the Internal Revenue Code (the “Code”), set forth in Treas. Reg. § 1.409A-1(b)(4), and shall be interpreted accordingly.

This Letter Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings between you and the Company with respect to any related subject matter, provided however, the Offer Letter remains in full force and effect.

We hope that this arrangement encourages your continued effective commitment to the Company.

Regards,

/s/ Guy A. Di Lella
Guy A. Di Lella
Chief Human Resources Officer

Agreed to and Accepted:

/s/ Kieran J. McGrath
Kieran J. McGrath

Date: 7/27/16

Appendix A
For purposes of this letter, termination for “Cause" will mean employment termination for any of the following reasons:

•
The Employee's engagement in conduct which is demonstrably and materially injurious to the Company and its affiliates from time to time (the “Group”), or that materially harms the reputation or financial position of the Group, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Group.

•	The Employee's indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty or fraud.

•
The Employee's being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not he admits or denies liability).

•
The Employee's (i) obstructing or impeding, (ii) endeavoring to influence, obstruct or impede or (iii) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an "Investigation"). However, the Employee's failure to waive attorney-client privilege relating to communications with his own attorney in connection with an Investigation shall not constitute "Cause".

•	The Employee's withholding, removing, concealing, destroying, altering or by any other means falsifying any material which is requested in connection with an Investigation.

•
The Employee's disqualification or bar by any governmental or self-regulatory authority from serving in the capacity in which he was hired or his loss of any governmental or self-regulatory license that is reasonably necessary for him to perform his responsibilities to the Group under the terms of his employment, if (a) the disqualification, bar or loss continues for more than 30 days and (b) during that period the Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced.

•
The Employee's unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Employment and Confidentiality Agreement executed by the Employee or any

Company standard confidentiality policies and procedures, which may reasonably be expected to have a material adverse effect on the Group and that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to the Employee by the Company, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation.

•
For this definition, no act or omission by the Employee will be "willful" unless it is made by the Employee in bad faith or without a reasonable belief that his act or omission was in the best interests of the Group.